Exhibit 4.3

PLACEMENT AGENT

AGREEMENT

(the “Agreement”)

July 2, 2023

Dominic Baldini

Emerson Equity LLC

155 Bovet Road, Suite 725

San Mateo, CA 94402

Dear Mr. Baldini,

Nutex Health Inc., a Delaware corporation (“Nutex Health” or the “Company”), proposes to raise a maximum of $15,000,000 through the sale of investment units of the Company (the “Units”), with each Unit consisting of one share of common stock of the Company, par value $0.0001 (the “Common Stock”) and one half (1/2) of one warrant (the “Warrants”), with price and terms as set forth the private placement memorandum, together with any revisions, supplements or amendments thereto (the “PPM”). Each whole Warrant will entitle the holder thereof to purchase one share of Common Stock at the price set forth in the PPM. The offering of the Units (the “Offering”) will be a non-public private placement transaction and will be made pursuant to Section 4(a)(2) or Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and through the use of the PPM.

The Company and Emerson Equity LLC (“EE”) may be referred to collectively herein as the “Parties.” The Company hereby confirms its agreement with EE which is set forth as follows:

1. Appointment of Placement Agent

EE is hereby appointed as a Placement Agent (the “Placement Agent”) for the Offering. EE shall be entitled to solicit the services of other duly registered broker/dealers to offer and sell the Units and reallocate a portion of its compensation described in this Agreement in connection with the Offering and performing its services hereunder, and as permitted by applicable law. EE shall be liable for any services provided by such broker/dealers in connection with the Offering.

2. Solicitation

By accepting this Agreement, EE agrees to use its best efforts to solicit and sell, or cause to be solicited and sold, as the case may be, subscriptions for Units in accordance with: (1) the terms and conditions of this Agreement, (2) the PPM and (3) the applicable federal and state securities laws and regulations in connection with the Offering.

The Company’s securities are only being offered to persons who are accredited investors within the meaning of the requirements of Sections 4(a)(2) and 4(a)(6) of the Securities Act and Regulation D promulgated under the Securities Act.

EE neither guarantees or offers assurance that there will be any sales of Units made through its efforts at the proposed prices and proposed terms described herein.

3. Solicitation Material

No sales literature may be used by EE or the Company other than the PPM or other materials (“Offering Materials”) which have been or are approved in writing by the Company.

EE shall not publicly solicit offers to purchase the Company’s securities in any manner that is inconsistent with securities laws and regulations. Before EE delivers the PPM or any other Offering Materials to any prospective investor, each prospective investor shall have provided reasonable grounds that (1) he, she or it is an “accredited investor” as defined under the Securities Act and Regulation D promulgated thereunder and (2) that such investor is sophisticated and otherwise qualified to invest in the Company’s securities.

4. Sale of Securities

The Company reserves the right to refuse to accept any and all subscriptions obtained by EE. No subscription will be deemed to be accepted by the Company until: (1) all necessary documents relating to such subscription have been received by the Company, and (2) the Company has made appropriate blue-sky filings with the state of residence of such investor and the Company has indicated acceptance of the subscription. Subscription proceeds will be handled by the Company pursuant to the terms of the PPM.

5. Closing of Offering.

At times mutually acceptable to the Parties, the Company may then proceed to accept subscriptions periodically, pursuant to the terms of the PPM and the subscription documents attached thereto, until the completion of the Offering (each, a “Closing”).

6. Timing of Payment of Commissions

Pursuant to this Agreement, the Company agrees to remit the Commission (as defined in Section 7 below) to EE within 14 days of the acceptance of each subscription that occurs throughout the duration of the Offering. The Company shall ensure that payment is made promptly and without any undue delay following the acceptance of each subscription.

7. Amount of Sales Commissions; Terms

(a) Within 14 days of each Closing, the Company shall pay to EE: (i) a cash commission equal to 10% of the gross proceeds from the sale of Units in such Closing, and (ii) warrants to purchase a number of shares of Common Stock (the "Placement Agent Warrants" or "PAWs") equal to 20% of the total number of Units sold in such Closing. The Placement Agent may, at its discretion and in conformity with applicable law, distribute the Placement Agent Warrants to affiliates, agents, brokers, selected dealers, and employees. For the specific transaction referenced in this paragraph, 90% of the Placement Agent Warrants shall be distributed to Michael DiMeo, a broker with Emerson Equity, and the remaining 10% shall be distributed to Emerson Equity.

(b) The PAWs shall have terms that are identical in all material respects to the terms of the investor warrants, including but not limited to, the exercise price, exercise period, expiration date, any other rights, privileges, or conditions associated with the investor warrants, as set forth in the applicable warrant agreement or other governing document. Any deviation from the terms of the investor warrants, shall be subject to the prior written consent of the placement agent, which shall not be unreasonably withheld or delayed.

(c) In consideration of the Company's existing public status, the Company hereby covenants and agrees that all Placement Agent Warrants (PAWs) issued to the Placement Agent, including any previously issued PAWs to Emerson, their brokers, or affiliates, shall be duly registered within 90 days from the issuance date of the new Placement Agent Warrants. The Company shall undertake all necessary actions, including but not limited to the preparation and filing of required registration statements, amendments, and supplements, as well as addressing any comments or information requests from regulatory authorities, to ensure the timely and compliant registration of these previously issued PAWs. This obligation extends to both the new PAWs issued under this agreement and the existing PAWs to Emerson, their brokers, or affiliates, which shall be registered within 90 days from the issuance date of the new PAWs. The Company affirms its commitment to fulfilling these obligations and ensuring the registration of all relevant PAWs within the specified timeframe.

(d) If termination of this Agreement occurs in accordance with Section 16 without there being a breach, then the Company will issue to the Placement Agent (i) PAWs exercisable into 40,000 shares of Common Stock and (ii) any PAWs earned from Closing(s) that have not been issued as of the date of such termination; provided, that Company is only obligated to issue the PAWs to EE under this Section 7(d) so long as EE is in good standing with FINRA.

(e) In the event prospective investors who received a copy of the PPM from and were first introduced to the Company by EE or a duly registered participating broker/dealer solicited by EE during the Offering, ultimately purchase Units of the Company within a period of 24 months after the date of the termination of this Agreement, the Company shall deliver to EE the same compensation which EE would have been entitled had such transactions been included in the Offering.

8. Expenses of the Offering

The Company and the Placement Agent shall each bear its own costs in connection with the Offering. The Company will bear the cost for its legal counsel and state filing fees for the qualification of the Offering under state securities laws in such states as may be required, the cost of printing the PPM and other Offering Materials (if required by investors) in such number as EE and the Company may determine to be appropriate. For the avoidance of doubt, EE will bear the costs of its legal counsel in connection with the Offering.

9. Effectiveness of Agreement

This Agreement will become effective as of the date that the Company and EE both execute and deliver this Agreement.

10. Indemnification and Contribution

(a) EE hereby indemnifies and holds harmless the Company, its agents, employees, attorneys, officers, and directors, and each person who controls the Company within the meaning of Section 15 of the Securities Act (collectively, the “Company Indemnified Persons”) against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and counsel fees) related to our arising out of:

(i)	any breach by EE of the representations, warranties or covenants by EE contained in or made pursuant to this Agreement,

(ii)	the failure by EE:
a.	to give, deliver or send a copy of the PPM (as may be supplemented or amended from time to time) as appropriate to any person to whom the Company’s securities are offered or sold; or

b.	to offer and sell the Company’s securities in accordance with the provisions of and applicable rules, regulations and published administrative interpretations under Section 4(a)(2) of the Securities Act and the securities or blue-sky laws of any jurisdiction in which the Company’s securities are offered or sold by or through EE;

(iii)	any unauthorized representations made by EE or any of its agents or representatives; or
(iv)	any unauthorized conduct which adversely affects the availability of exemption from registration under the Securities Act or the rules and regulations thereunder or any provisions of the laws of any jurisdiction.

(b) The Company agrees to indemnify and hold harmless EE, and its affiliates, directors, officers, agents, attorneys, and employees, and each other person, if any, controlling EE or any of their respective affiliates (collectively, the “EE Indemnified Persons” and, together with the Company Indemnified Persons, the “Indemnified Persons”), from and against any losses, claims, damages, liabilities or expenses (or actions, including shareholder actions, in respect thereof) related to or arising out of such engagement or EE’s role in connection therewith, and will reimburse the Indemnified Persons for all reasonable out-of-pocket expenses (including any EE Indemnified Person’s counsel fees and expenses subject to court approval) as they are incurred by the EE Indemnified Persons in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which EE or any other EE Indemnified Person is a party. The Company will not, however, be responsible to any EE Indemnified Persons for any losses, claims, damages, liabilities, or expenses which resulted from the EE Indemnified Person’s gross negligence, willful misconduct, bad faith or the actions set forth in Section 10(a) above.

(c) The Company also agrees that none of the EE Indemnified Persons shall have any liability to the Company for or in connection with the services or matters pertaining to this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that results from any Indemnified Person’s gross negligence, willful misconduct, bad faith or the actions set forth in Section 10(a) above.

(d) If any action, proceeding, or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it (subject to the approval of the other Party which shall not be unreasonably withheld), the other Party shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the other Party and any counsel designated by the other Party; provided that the other Party shall not be responsible for the fees and expenses of more than one counsel; provided further that the other Party shall not be liable for any settlement of any action, proceeding or intervention effected without its consent.

(e) Promptly after receipt by an Indemnified Person under this Section 10 of notice of the commencement of any action, proceeding or investigation, such Indemnified Person will, if a claim in respect thereof is to be made against the Indemnified Person under this Section 10, notify the other Party in writing of the commencement thereof, but the omission so to notify the other Party will not relieve it from any liability which it may have to any Indemnified Person otherwise than under this Section 10. In case any such action is brought against any Indemnified Person and such Indemnified Person notifies the other Party of the commencement thereof, the other Party will be entitled to participate in and, to the extent that it may wish, jointly with any other Party similarly notified, to join the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, after notice from the other Party to such Indemnified Person, of its election to join the defense thereof, the other Party will not be liable to such Indemnified Person under this Section 10 for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation and the other Party may, but shall not be obligated to, participate in the defense of its own expense with its own counsel.

11. Representations and Warranties of Placement Agent

In addition to meeting any conditions specified elsewhere herein, EE represents and warrants to the Company that:

(a) EE, and any other broker-dealer to whom EE delegates any of its duties under this Agreement to comply with, all statutes and other requirements applicable to it EE or such other duly registered broker-dealer as a broker dealer pursuant to those registrations, and (ii) is legally authorized under all applicable laws to engage in the activities contemplated hereby and receive compensation therefore as herein contemplated;

(b) EE is a member in good standing of the FINRA; and

(c) this Agreement, when executed and delivered by EE, is duly authorized, executed and delivered by EE and is a valid and binding agreement on EE’s part.

12. Covenants of Placement Agent

In addition to meeting the commitments it agrees to elsewhere in this Agreement, EE covenants and agrees that it will:

(a) Diligently make or cause to be made the inquiries required by law of all prospective investors in order to confirm that they meet the suitability standards set forth in the PPM, to confirm to the best of its ability that the investment is suitable for the prospective investor, and to solicit only residents in states in which the Offering is qualified for exemption from registration;

(b) Contact only prospective investors with whom EE or its representatives have a pre-existing relationship, or who are referrals from those pre-existing relationships, or who are existing stockholders of the Company, or who are referrals from the Company;

(c) Deliver or cause to be delivered a copy of the PPM prior to or simultaneously with soliciting a prospective investor to purchase securities;

(d) Cause, to the best of its ability, all subscription documents to be properly and accurately completed by all purchasers of securities;

(e) Transmit all executed subscription documents received from purchasers of securities directly to the Company and its counsel;

(f) Not give any information or make any representation in connection with the sale of the securities other than as contained in the PPM, or as approved in writing by the Company; and

(g) Immediately notify the Company and cease to offer and sell securities of the Company if either of representations or warranties in Section 11(a) and (b) fail to be true and correct at any time during the term of this Agreement.

13. Covenants of the Company

(a) The Company will use all reasonable efforts to promptly prepare the PPM in form and substance reasonably satisfactory to EE. In connection with the PPM and other matters pertaining to the Offering, the Company and its officers, accountants and counsel shall furnish to EE and EE’s counsel such information and documents as may be reasonably requested.

(b) In the event the Company terminates its Chief Executive Officer with or without cause, or if the Chief Executive Officer resigns within six (6) months after the completion of the Offering, the Company will use commercially reasonable efforts to hire a suitable replacement as soon as practically possible.

(c) As of the date of this Agreement, the Company has not engaged any other registered broker-dealer in connection with the proposed Offering. The Company will indemnify EE with respect to any claim for finder’s or similar fees brought against EE in connection with the Offering.

(d) Until the completion or termination of the Offering, the Company will notify EE promptly of the occurrence of any event which might materially affect the Offering or the status of the Company.

(e) Proceeds from the Offering will be used by the Company as described in the PPM.

(f) The Company will furnish on request completed and executed questionnaires in the form presented to the Company by EE or in the form on file with the Company at the time of such request (the “D&O Questionnaires”) from each officer, director and also from each stockholder who beneficially holds 10% or more of a class of the Company’s stock.

(g) Subject to all applicable federal and state securities laws, the Company will facilitate all transfers between assignees of the shares of Common Stock contained within the Units, and any PAWs issued to the Placement Agent and its designees.

(h) EE and the Company will advise each other immediately and confirm in writing the receipt of any threat of or the initiation of any steps or proceedings which would impair or prevent the right to offer the Company’s securities, or the issuance of any orders or other prohibitions preventing or impairing the proposed offering by the Securities and Exchange Commission or any other regulatory authority. In the case of the happening of any such event, the Company will not acquiesce to such steps, proceedings or suspension orders, but will actively defend any such actions or orders unless the Company determines in good faith after consultation with its counsel to acquiesce to such actions or orders.

14. The Securities and Rule 144

The securities will be described completely and accurately in the Company’s PPM. After receiving a written request from a stockholder to remove a restrictive legend on shares of Common Stock received from exercising the warrants included in the Units, the Company will, at the holder’s expense, provide any and all required legal opinions to the satisfaction of the Company’s stock transfer agent for the removal of the restrictive legend from any stock certificates under Rule 144 as soon as possible. The Company shall instruct its transfer agent to promptly process the request for removal of the restrictive legend(s).

15. New Releases and Publicity

From the date of this Agreement until the completion or termination of the Offering, without the prior review of EE, the Company and its officers, directors, and agents shall not release or distribute any press release, statement to any media representative, promotional material, public announcement, shareholder letter, or any other communication intended for general distribution (including but not limited to communications made by electronic mail or over the Internet) (collectively, “Press Releases”) relating to the Offering, except for communications required by the Securities and Exchange Commission and earnings releases. At no time shall the Company name EE in any Press Releases or in any other written or oral communication without the express written consent of EE. However, the foregoing shall not prohibit discussions, releases or other publicity which is in the Company’s normal course of business or as required by law.

16. Termination; Survival

This Agreement will terminate automatically on November 30, 2023. In the event the offering is extended beyond November 30, 2023, whether by mutual agreement of the Company and the placement agent or by any other means, this Agreement shall also be extended for the duration of the extended offering period. The Company or the Placement Agent may terminate this Agreement for any reason at any time (a “Termination”) upon five (5) days written notice. Upon such notice of Termination, EE shall cease offering and selling securities of the Company and EE shall continue to have the right to receive all earned but unpaid compensation or reimbursement as set forth in this Agreement at the time of Termination. Subject to Section 17, upon such Termination, neither Party shall have any other liability to the other.

17. Representations and Indemnities to Survive Delivery.

Sections 6, 7, 8, 10, 11, 16, 17, 18, 19, 20, 24 and 25 of this Agreement will remain in full force and effect and will survive delivery of and payment for the Company’s securities.

18. Confidentiality.

The Parties acknowledge and agree that this Agreement and the terms and conditions hereof are confidential and will not be disclosed to anyone other than the Parties’ respective officers, directors, board observers, and professional advisors, including accountants and attorneys.

Notwithstanding the above, if the Company is required by the Securities and Exchange Commission, or any other state or federal regulatory agency or securities exchange to disclose the existence or terms of this Agreement, the Company shall, to the extent feasible, provide EE a reasonable period of time before such disclosure is made to comment on any disclosure.

Except as contemplated by the terms hereof or by applicable law, EE will keep strictly confidential all non-public information (“Confidential Information”) concerning the Company provided to EE. Notwithstanding the preceding sentence, no such obligation of confidentiality will apply to Confidential Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach of the is section by EE; (b) was known or became known by EE prior to the Company’s disclosure thereof EE, as demonstrated by EE’s written records; (c) becomes known to EE from a source other than the Company, where such source did not breach its own obligation of confidentiality to the Company; or (d) is independently developed by EE, as demonstrated by EE’s written records.

19. Governing Law; Arbitration.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice-of-laws or conflicts-of-law rules. Other than with respect to any equitable remedies available to the Parties with respect to alleged breaches of Section 18, all claims, disputes and other matters in question arising out of, or relating to, this Agreement or the performance hereof, shall be submitted to, and determined by, arbitration if good faith negotiations among the Parties hereto, if any, do not resolve such claim, dispute or other matter. Such arbitration shall proceed in accordance with the then- current rules for arbitration established by Judicial Arbitration Mediation Services, Inc. (“JAMS”), unless the Parties hereto mutually agree otherwise, and pursuant to the following procedures: (i) the Company on the one hand and the Placement Agent on the other hand shall appoint an arbitrator from the JAMS panel of retired judges, and those party-appointed arbitrators shall appoint a third arbitrator from the JAMS panel of retired judges within ten (10) days. If the Party- appointed arbitrators fail to appoint a third arbitrator within the ten (10) days, such third arbitrator shall be appointed by JAMS in accordance with its rules; (ii) reasonable discovery shall be allowed in arbitration; (iii) all proceedings before the arbitrators shall be held in Pima County, Arizona; (iv) the award rendered by the arbitrators shall be final and binding, and judgment may be entered in accordance with applicable law and in any court having jurisdiction thereof; (v) the award rendered by the arbitrators shall include (a) a provision that the prevailing Party in such arbitration recover its costs relating to the arbitration and reasonable attorneys’ fees from the other Party, (b) the amount of such costs and fees, and (c) an order that the losing Party pay the fees and expenses of the arbitrators. The arbitrator shall by the agreement of the Parties expressly be prohibited from awarding punitive damages in connection with any claim being resolved by arbitration hereunder.

20. Notices.

Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties to be desirable, to be given to any other Party shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or via email pursuant to the following: if to EE, to the person and address first set forth above or an email address provided by the Placement Agent; if to the Company, the person and address or email address first set forth below on the signature page of this Agreement. These persons and addresses maybe changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by email in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of actual receipt of such email.

21. Modifications and Waivers.

No modification or waiver of any term hereof shall be effective unless in writing, signed by the Party to be charged.

22. Multiple Counterparts; Facsimile Signatures.

This Agreement is made, and may be executed, in multiple counterparts, each of which shall constitute an original hereof. The Parties agree that this Agreement may be executed by facsimile or electronic signatures (such as DocuSign) and such signatures shall be deemed originals.

23. Assignability.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs and successors but shall not be assignable by a Party without the prior written consent of the other Party.

24. Attorneys’ Fees.

If either Party files any action or brings any proceeding against the other arising out of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees.

25. Recitals.

The recitals set forth in the beginning of this Agreement are binding and incorporated into this Agreement by this reference.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement between us in accordance with its terms.

Very truly yours,

Nutex Health Inc.

By: /s/ Tom Vo

Name: Tom Vo

Title: Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Emerson Equity LLC

By:  /s/ Dominic Baldini

Name: Dominic Baldini

Title: Chief Executive Officer

Signature Page to Placement Agent Agreement